Exhibit 10.9

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT BIOAGE LABS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

MATERIAL TRANSFER AGREEMENT

This MATERIAL TRANSFER AGREEMENT (this “Agreement”), made as of October 25, 2023 (the “Effective Date”), is by and between BioAge Labs, Inc., having a place of business at 1445A South 50th Street, Richmond, California 94804 (“Sponsor”), and Eli Lilly and Company, having a place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 (“Lilly”). Lilly and Sponsor are each referred to herein individually as “Party” and collectively as “Parties”.

RECITALS

A.	Lilly owns the Lilly Compound (as defined below), an antidiabetic medication which is used for the treatment of type 2 diabetes.

B.	Sponsor has certain rights to develop the Sponsor Compound (as defined below) for certain pharmaceutical uses.

C.

Sponsor desires to sponsor a clinical trial in which the Sponsor Compound and the Lilly Compound are dosed concomitantly or sequentially and Lilly desires to transfer the Lilly Compound to Sponsor for use in the clinical trial per the terms set forth herein.

D.

Simultaneously with the entry into this Agreement, the Parties are entering into that certain Development Services Agreement (“DSA”) whereby Lilly is providing certain drug development management services to Sponsor for the Study.

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

ARTICLE 1.

DEFINITIONS.

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment.

“Affiliate” means, with respect to either Party, a firm, corporation or other entity which directly or indirectly owns or controls said Party, or is owned or controlled by said Party, or is under common ownership or control with said Party.

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“Agreement” means this material transfer agreement, including the exhibits, appendices, and schedules hereto, as amended by the Parties from time to time, and as set forth in the preamble.

“Applicable Law” means all federal, state, local, national, international and regional laws applicable to the activities hereunder, including performance of clinical trials, medical treatment, the processing and protection of personal and medical data (such as those specified in the regulations issued under Data Protection Laws), and the processing or distribution of the Compounds, as may be amended and in effect from time to time.

“Business Day” means any day other than a Saturday, Sunday or any public holiday in the country where the applicable obligations are to be performed.

“CCPA” means the California Consumer Privacy Act of 2018, as amended from time to time.

“Clinical Data” means all data and information [*], including, without limitation, [*], provided however [*].

“CMC” means Chemistry Manufacturing and Control.

“Compounds” means the Lilly Compound and the Sponsor Compound. A “Compound” means either the Lilly Compound or the Sponsor Compound, as applicable.

“Combination” means the use or method of using the Lilly Compound and the Sponsor Compound in concomitant or sequential administration.

“Confidential Information” means any information (including any Personal Data), Know-How or other proprietary information or materials furnished to one Party by the other Party pursuant to this Agreement, except to the extent that such information or materials: (a) was already known to the receiving Party, other than under an obligation of confidentiality in favor of the disclosing Party or its Affiliates, at the time of disclosure by the other Party, as demonstrated by competent evidence; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (d) was disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (e) was subsequently developed by the receiving Party without use of the Confidential Information of the disclosing Party, as demonstrated by competent evidence. Nothing in (a) through (e) shall limit the protections afforded to Personal Data under this Agreement, the Related Agreements or Data Protection Laws. The existence and terms of this Agreement are deemed to be the Confidential Information of both Parties as a receiving Party.

“Data Protection Laws” means any applicable data protection or privacy laws, rules and regulations. It shall include as applicable (a) HIPAA, (b) the CCPA; and/or (c) other laws, rules, guidance and regulations that are similar, equivalent to, successors to, or that are intended to or implement the laws that are identified in (a) through (c) above.

“Delivery” shall have the meaning set forth in Section 8.2.

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“Dispute” has the meaning set forth in Section 15.7.

“DSA” has the meaning set forth in the recitals.

“Effective Date” has the meaning set forth in the preamble.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“HIPAA” means United States Health Insurance Portability and Accountability Act of 1996, as amended from time to time.

“IND” means the Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with the Regulatory Authorities in the European Union.

“Inventions” means all inventions and discoveries which are made or conceived in the performance of the Study and/or which are made or conceived by Sponsor through use of the Lilly Compound that is transferred to Sponsor under this Agreement or Lilly’s Confidential Information.

“Jointly Owned Invention” has the meaning set forth in Section 10.1.1.

“Joint Patent” means a patent that issues from a Joint Patent Application.

“Joint Patent Application” has the meaning set forth in Section 10.1.2.

“Know-How” means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain.

“Liability” has the meaning set forth in Section 14.2.1.

“Lilly” has the meaning set forth in the preamble.

“Lilly Class Compound” means any [*].

“Lilly Compound” means tirzepatide (Mounjaro™).

“Non-Conformance” means, with respect to a given unit of Compound, (i) an event that deviates from an approved cGMP requirement with respect to the applicable Compound, such as a procedure, Specification, or operating parameter, or that requires an investigation to assess impact to the quality of the applicable Compound, or (ii) that such Compound failed to meet the applicable representations and warranties set forth in Section 2.4.1. Classification of a Non-Conformance is detailed in the Quality Agreement.

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“Party” has the meaning set forth in the preamble.

“Personal Data” has the meaning given by Data Protection Laws and shall include information (regardless of the medium in which it is contained), whether alone or in combination with other available information, that directly or indirectly identifies an individual and which is processed by a Party under or in connection with this Agreement, the Related Agreements or the Study.

“Pharmacovigilance Agreement” has the meaning set forth in Section 5.1.

“Protocol” has the meaning set forth in Section 4.1.

“Quality Agreement” means that certain Quality Agreement entered into between Sponsor and Lilly which governs the essential quality obligations of Lilly and Sponsor in the manufacture, testing and release of the Lilly Compound, as the same may be amended from time to time.

“Regulatory Approvals” means any and all permissions (other than approvals that are required to manufacture a Party’s Compound in accordance with Applicable Law) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, importation and distribution of a Compound in the United States or other applicable jurisdictions for use in humans.

“Regulatory Authorities” mean any governmental or regulatory authority with jurisdiction over the conduct of the Study, including the FDA and other similar state or foreign regulatory bodies.

“Related Agreements” means the DSA, Pharmacovigilance Agreement and the Quality Agreement.

“Sample(s)” means all biological samples, including (to the extent applicable) urine, blood or tissue samples from patients participating in the Study.

“Sample Testing” means the analyses to be performed by Sponsor using the Samples, as described in the Protocol.

“Sample Testing Results” means the results arising from the Sample Testing.

“Sensitive Information” means [*].

“Significant Transaction” means, (i) a transaction with [*] and (ii) a transaction whereby [*].

“Specifications” means, with respect to a given Compound, the set of requirements for such Compound as set forth in applicable submissions to Regulatory Authorities in connection with development of such Compound.

“Sponsor” has the meaning set forth in the preamble.

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“Sponsor Compound” means Sponsor’s proprietary compound referred to as BGE-105.

“Study” means the clinical study of the Sponsor Compound and the Lilly Compound as set forth in the Protocol developed pursuant to the DSA.

“Study Completion” shall be deemed to occur following [*] or as otherwise agreed by the Project Managers.

“Sunshine Laws” means Applicable Law requiring collection, reporting and disclosure of payments or transfers of value to certain healthcare providers, teaching hospitals, entities and individuals, including without limitation relevant provisions of the Patient Protection and Affordable Health Care Act and implementing regulations thereunder, Physician Payment Sunshine Act, gift laws that apply in certain states of the United States, and the European Federation of Pharmaceutical Industries and Associations Disclosure Code.

“Supply Contact” has the meaning set forth in Section 8.1.

“Third Party” means any person or entity other than Sponsor, Lilly or their respective Affiliates.

ARTICLE 2.

GENERAL PRINCIPLES.

Section 2.1. Non-Exclusive Relationship. Each Party acknowledges and agrees that this arrangement is not an exclusive arrangement on its part and that each Party may enter similar arrangements with other parties including parties that may compete with the other Party. Nothing in this Agreement shall (i) prohibit either Party from performing clinical studies other than the Study relating to its own Compound, either individually or in combination with any other compound(s) or product(s), in any therapeutic area, or (ii) create an exclusive relationship between the Parties with respect to any Compound. Notwithstanding the foregoing, Sponsor covenants that, [*]. If, during the term of this Agreement and prior to Study Completion, Sponsor desires to conduct a clinical study utilizing the Sponsor Compound in combination with a Lilly Class Compound (other than the Study), then Sponsor shall provide written notice to Lilly, [*] (the “Study Notice”). Sponsor will not [*] for a period [*] after the date Sponsor delivers to Lilly the Study Notice, and during such [*] period, [*].

Section 2.2. No Additional Obligations to Supply. This Agreement does not create any obligation on the part of Lilly to provide the Lilly Compound for any activities other than in connection with the Study.

Section 2.3. Agreement with Amgen. It is understood and agreed that pursuant to that certain Exclusive License Agreement (the “Amgen Agreement”) entered into as of April 5, 2021 by and between Sponsor and Amgen, Inc. (“Amgen”), Sponsor has certain obligations and commitments to Amgen, Inc., and Sponsor may provide updates to Amgen on the progress of development and regulatory approval activities arising pursuant to the Study and Sponsor shall have the right to provide Amgen certain Confidential Information arising from the Study; provided that, Amgen is bound by obligations of confidentiality at least as stringent as the obligations contained herein and further provided that Sponsor shall not provide or enable any Third Party to

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provide any Confidential Information of Lilly or any Lilly intellectual property to Amgen. Sponsor represents and warrants that nothing in the Amgen Agreement prevents Sponsor from granting the rights set forth in this Agreement to Lilly and Lilly is not considered a sublicensee of Sponsor because of this Agreement or any of the Related Agreements. Sponsor further represents and warrants that nothing in the Amgen Agreement prevents Sponsor from performing its obligations pursuant to this Agreement and Sponsor has all necessary rights pursuant to the Amgen Agreement to provide Lilly the benefits and consideration set forth herein.

Section 2.4. Manufacturing Representations and Warranties.

2.4.1 Lilly agrees to manufacture and supply the Lilly Compound for purposes of the Study as set forth in Article 8, and Lilly hereby represents and warrants to Sponsor that, at the time of Delivery of the Lilly Compound, such Lilly Compound shall have been manufactured and supplied in compliance with the Specifications for the Lilly Compound and in compliance with all Applicable Laws, including, to the extent applicable, cGMP and health, safety and environmental protections as more particularly set forth in the Quality Agreement. Sponsor agrees to manufacture and supply the Sponsor Compound for purposes of the Study as set forth in Article 8, and Sponsor hereby represents and warrants to Lilly that, at the time of use of the Sponsor Compound, such Sponsor Compound shall have been manufactured and supplied in compliance with the Specifications for the Sponsor Compound, the requirements of this Agreement, and in compliance with all Applicable Law, including, to the extent applicable, cGMP and health, safety and environmental protections.

2.4.2 Lilly hereby represents and warrants to Sponsor that, at the time of Delivery of the Lilly Compound, such Lilly Compound shall be free from any Non-Conformance.

2.4.3 Sponsor hereby represents and warrants to Lilly that, at the time of use of the Sponsor Compound, such Sponsor Compound shall be free from any Non-Conformance.

2.4.4 Without limiting the foregoing, each Party is responsible for obtaining all Regulatory Approvals (including facility licenses) that are required to manufacture its Compound in accordance with Applicable Law.

ARTICLE 3.

CONDUCT OF THE STUDY.

Section 3.1. Sponsor of Study. Sponsor shall act as the legal sponsor of the Study and shall hold the IND and/or equivalent in other jurisdictions relating to the Study; provided, however, that in no event shall Sponsor file a combination product IND and/or equivalent in other jurisdictions for the Study.

Section 3.2. Performance. Sponsor shall ensure that the Study is performed in accordance with this Agreement, the Protocol and all Applicable Law.

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Section 3.3. Compliance and Regulatory Discussions; Right of Reference.

3.3.1 Sponsor shall ensure that all directions from any Regulatory Authority and/or ethics committee with jurisdiction over the Study are followed. Further, Sponsor shall ensure that all Regulatory Approvals from any Regulatory Authority and/or ethics committee with jurisdiction over the Study are obtained prior to initiating performance of the Study. Sponsor shall provide Lilly with reasonable advance notice of meetings or other non-written communications with a Regulatory Authority regarding the Combination, and the opportunity to participate in each such meeting or other non-written communication to the extent such meeting or communication involves the Lilly Compound or any other matter that is reasonably likely to have an effect on the Lilly Compound. Sponsor shall participate in and lead all discussions with any Regulatory Authority regarding the Study; subject to Lilly’s right to participate in all such meetings. In such case that Sponsor intends to provide a communication that relates to the Lilly Compound, Sponsor will provide Lilly with the opportunity to review and provide comments to Sponsor within [*] of receipt thereof from Sponsor, and, if [*] to the extent that [*].

3.3.2 Sponsor will promptly provide Lilly with a copy of any written reports (or excerpts thereof) from Regulatory Authorities and a written summary of meetings or other non-written communications with a Regulatory Authorities, in each case, related to the Lilly Compound within [*] of such meeting or communication and shall provide Lilly with draft copies of any responses to Regulatory Authority that may relate to the Lilly Compound within [*] prior to submission to the Regulatory Authority. Sponsor shall not provide any responses related to the Lilly Compound to any Regulatory Authority without Lilly’s prior written approval of such responses (not to unreasonably withheld, conditioned, or delayed).

3.3.3 Each Party grants to the other Party a non-exclusive, non-transferable (except in connection with a permitted assignment, sublicense or subcontract) “right of reference” (as defined in US FDA 21 CFR 314.3(b) and US FDA 21 CFR 312.23(b)), or similar “right of reference” as defined in Applicable Law, with respect to Clinical Data, solely as necessary for the other Party to prepare, submit and maintain regulatory submissions related to the other Party’s Compound and Regulatory Approvals.

3.3.4 If Lilly determines it is necessary, Lilly will authorize FDA and other applicable Regulatory Authorities to cross-reference the appropriate Lilly Compound U.S. and EU Regulatory Approvals (if the Lilly Compound is commercial material) or the appropriate INDs or CTAs (if the Lilly Compound is clinical trial material) solely to the extent necessary to support conduct of the Study. Notwithstanding anything to the contrary in this Agreement, neither Party shall have any right to access the other Party’s CMC data with respect to its Compound.

Section 3.4. Access to Clinical Data. Sponsor shall obtain the consent of Study participants to share Clinical Data with Lilly, including for secondary purposes, in accordance with the terms of this Agreement, the Related Agreements and all Applicable Law. In addition to any obligations of Sponsor to share Clinical Data pursuant to the DSA, Sponsor shall provide Lilly a complete copy of all Clinical Data (in electronic form or other mutually agreeable alternate form) upon the earlier of (x) [*] or (y) [*] and shall provide Lilly [*]. Sponsor and Lilly representatives shall meet [*], and at such other times as may be reasonably requested by either Party to discuss the status of the Study and other topics that may be relevant to the Study, [*].

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Section 3.5. Ownership of Clinical Data. All Clinical Data shall be owned by Sponsor. Sponsor hereby grants Lilly a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable, and sublicensable, under Sponsor’s right, title and interest to use and analyze the Clinical Data, Know How arising under the Study, and Results, which will be freely usable by Lilly and its Affiliates for any purpose, including in connection with its development, commercialization or other exploitation, outside of the scope of this Agreement, of the Lilly Compound (either alone or in combination with other pharmaceutical agents) and/or for inclusion in the safety database for the Lilly Compound, in each case without the prior consent of, or any obligation to account to Sponsor.

Section 3.6. Right of First Negotiation.

3.6.1 Exclusive Negotiation. Sponsor hereby grants Lilly an exclusive right of first negotiation for a Significant Transaction with Sponsor on the terms and conditions set forth in this Section 3.6.1 (the “Exclusive Right”). Sponsor will provide written notice to Lilly (i) upon [*], (ii) upon [*], and (iii) if prior to [*] (such notice, an “Exclusive Right Notice”). Sponsor shall negotiate on an exclusive basis with Lilly in good faith during the [*] period following the Exclusive Right Notice, and for clarity will not negotiate, enter an exclusive arrangement with a Third Party, or execute a binding agreement with a Third Party during such period. If Lilly declines, or fails to pursue, or if the parties fail to mutually agree upon a non-binding term sheet for a Significant Transaction during such [*] period specified above (or such longer period as may be agreed in writing by the parties), then Sponsor shall thereafter have the right to (i) commence discussions with any other Third Party regarding a Significant Transaction and (ii) enter into an exclusive arrangement or execute a binding agreement with any other Third Party regarding a Significant Transaction.

3.6.2 Non-Exclusive Negotiation. Sponsor hereby further grants Lilly a non-exclusive right of negotiation for a Significant Transaction with Sponsor on the terms and conditions set forth in this Section 3.6.2. Sponsor shall provide written notice to Lilly if it receives [*] (the “Purchase Notice”). Sponsor shall negotiate on a non-exclusive basis with Lilly in good faith during the [*] period following the Purchase Notice [*] or [*] if the Significant Transaction [*]. Sponsor will not enter an exclusive arrangement with a Third Party or execute a binding agreement with a Third Party during the period in which it is negotiating with Lilly non-exclusively pursuant to this Section 3.6.2. If Lilly declines, or fails to pursue, or if the parties fail to mutually agree upon a non-binding term sheet for a Significant Transaction during such time periods specified above (or such longer period as may be agreed in writing by the parties), then Sponsor shall have the right to enter into an exclusive arrangement or execute a binding agreement with any other Third Party regarding a Significant Transaction.

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3.6.3 Termination of Right of First Negotiation. Contingent on Sponsor’s compliance with the obligations to negotiate with Lilly in good faith set forth in Section 3.6.1 and Section 3.6.2, upon completion of a Significant Transaction with a Third Party, or if during the [*] period following an Exclusive Rights Notice relating to Study Completion Lilly declines, or fails to pursue, or the parties fail to mutually agree upon a non-binding term sheet for a Significant Transaction, the Exclusive Right and any future non-exclusive right set forth in Section 3.6.2 shall be void and of no further effect.

Section 3.7. Future Business Opportunities. Subject only to the restrictions set forth in Section 2.1 and Section 3.6, each Party acknowledges and agrees that the other Party may have present or future business activities or opportunities, including business activities or opportunities with Third Parties, involving other similar products, programs, technologies or processes. Accordingly, each Party acknowledges and agrees that nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself, or enter into business relationships with other Third Parties regarding, [*].

ARTICLE 4.

PROTOCOL AND RELATED DOCUMENTS.

Section 4.1. Protocol. The Sponsor will develop a written protocol that [*] (the “Protocol”). Lilly will assist in development of the Protocol pursuant to the terms of the DSA, provided, however, Sponsor shall have the final decision regarding the contents of the Protocol.

Section 4.2. Patient Informed Consent. Sponsor shall prepare the patient informed consent form for the Study. Sponsor will [*]. Any changes to such form that relate to [*].

ARTICLE 5.

REPORTING OBLIGATIONS.

Section 5.1. Pharmacovigilance. Sponsor will be solely responsible for compliance with all Applicable Law pertaining to safety reporting for the Study and related activities. The Parties (or their respective Affiliates) will execute a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) prior to the initiation of clinical activities under the Study to ensure the [*] and to facilitate appropriate safety reviews. The Pharmacovigilance Agreement will include [*], consistent with Applicable Law. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Regulatory Authorities.

Section 5.2. Sunshine Reporting. Sponsor has the responsibility, as the sponsor of the Study, for reporting payments and other transfers of value made to health care professionals (e.g. investigators, steering committee members, data monitoring committee members, consultants, etc.) in connection with the Study in accordance with reporting requirements, if any, under Sunshine Laws and Sponsor policies. Lilly shall provide all information and support reasonably required for such reporting regarding the value of the Lilly Compound provided for use in the Study. Such information shall be provided to the point of contact within Sponsor’s clinical supplies group who is identified to Lilly in writing upon the execution of the Agreement and thereafter promptly following any change to such point of contact.

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ARTICLE 6.

TERM AND TERMINATION.

Section 6.1. Term and Termination. The term of this Agreement shall expire four (4) years after the Effective Date; however, if the DSA is terminated for any reason, this Agreement shall be deemed to be terminated simultaneously with the termination of the DSA. Termination of this Agreement shall not affect any obligations or duties that survive this Agreement as set forth in Section 6.3. Additionally, either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach continues for [*] after receipt of written notice thereof from the non-breaching Party; provided that if such material breach cannot reasonably be cured within [*], the breaching Party shall be given a reasonable period of time to cure such breach. In the event of a Significant Transaction of Sponsor, and the Significant Transaction involves [*], then Lilly shall have the right to terminate this Agreement [*].

Section 6.2. Return of Lilly Compound. In the event that this Agreement is terminated, Sponsor shall, at Lilly’s sole discretion and Sponsor’s cost, promptly either [*], Sponsor shall provide written certification of [*].

Section 6.3. Survival. The provisions of Section 2.2, this Section 6.3, Section 3.3.3, Section 3.4 Section 3.5, Section 3.6.1 (but only for purposes of providing Lilly with an Exclusive Right in connection with termination of this Agreement, if necessary, after which time Section 3.6.1 shall terminate), Section 3.7, Section 6.2, Section 6.4, Section 6.5, Section 14.2 (Indemnification), and Article 1 (Definitions), Article 5 (Adverse Event Reporting), Article 7 (Costs of the Study), Article 9 (Confidentiality), Article 10 (Intellectual Property), Article 11 (Reprints; Rights of Cross-Reference), Article 12 (Press Releases and Publications), Section 15.7 (Dispute Resolution and Jurisdiction), Section 15.8 (Notices), Section 15.9 (Relationship of the Parties) and Section 15.11 (Construction) shall survive the expiration or termination of this Agreement.

Section 6.4. No Prejudice to Claims. Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.

Section 6.5. Return of Confidential Information. Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the other Party or destroy any Confidential Information of the other Party furnished to the receiving Party by the other Party which it does not otherwise have a right to use after termination of this Agreement, except that the receiving Party shall have the right to retain one copy for record-keeping purposes.

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ARTICLE 7.

COSTS OF THE STUDY.

The Parties agree that (i) Lilly shall provide the Lilly Compound for use in the Study, as described in Article 8 below, [*]; and (ii) Sponsor shall bear [*].

ARTICLE 8.

SUPPLY AND USE OF THE COMPOUNDS.

Section 8.1. Supply of the Lilly Compound. Lilly will supply, or cause to be supplied, the quantities of Lilly Compound as set forth on Appendix A on the approximate timelines set forth in Appendix A, in each case, for use in the Study. Appendix A shall by completed by the Parties prior to Delivery of the Lilly Compound and shall align with the terms of the Development Plan attached to the DSA. In the event that Sponsor determines that the quantities of Lilly Compound set forth on Appendix A are not sufficient to complete the Study (due, for example, to the addition of Study sites or countries), Sponsor shall so notify Lilly, and the Parties shall discuss in good faith regarding additional quantities of Lilly Compound to be provided and the schedule on which such additional quantities may be provided. Each Party shall also provide to the other Party a contact person (each a “Supply Contact”) for the supply of its Compound under this Agreement.

Section 8.2. Delivery. Lilly will deliver the Lilly Compound [*] to Sponsor’s, or its designee’s, location as mutually agreed and reflected in Appendix A (“Delivery” or “Delivered”) with respect to such Lilly Compound). Title and risk of loss for the Lilly Compound shall transfer from Lilly to Sponsor at Delivery. All costs associated with the subsequent transportation, warehousing and distribution of Lilly Compound [*]. Sponsor will, or will cause its designee to: (i) take delivery of the Lilly Compound supplied hereunder; (ii) perform the acceptance procedures allocated to it under the Quality Agreement; and (iii) subsequently label and pack, as appropriate and promptly ship the Lilly Compound to the Study sites, in compliance with Applicable Law and the Quality Agreement.

Section 8.3. Use, Handling and Storage. Sponsor shall (i) use the Lilly Compound solely for purposes of performing the Study; (ii) not use the Lilly Compound in any manner inconsistent with this Agreement or for any commercial purpose; and (iii) use, store, transport, handle and dispose of the Lilly Compound in compliance with the Specifications, Applicable Law and the Quality Agreement. Sponsor shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Lilly Compound, and in particular shall not analyze the Lilly Compound by physical, chemical or biochemical means except as necessary to perform its obligations under the Quality Agreement.

Section 8.4. Product Testing; Noncompliance.

8.4.1 After Manufacturer’s Release. After manufacturer’s release of the Lilly Compound and concurrently with Delivery of the Compound to Sponsor, Lilly shall provide Sponsor with such certificates and documentation as are described in the Quality Agreement. Sponsor shall, within the time defined in the Quality Agreement, perform with respect to the Lilly Compound, the acceptance procedures allocated to it under the Quality

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Agreement. Further, with respect to the Sponsor Compound, Sponsor shall perform acceptance procedures consistent with its internal testing and release procedures. Sponsor shall take all steps necessary to determine that the Sponsor Compound is suitable for release before making such Sponsor Compound available for human use, and Lilly shall provide reasonable cooperation or assistance as reasonably requested by Sponsor in connection with such determination with respect to the Lilly Compound. After Delivery by Lilly of the Lilly Compound, Sponsor shall be responsible for storage and maintenance of the Lilly Compound, which storage and maintenance shall be in compliance with the Specifications for the Lilly Compound, the Quality Agreement and Applicable Law, and shall be responsible for any failure of the Lilly Compound to meet the Specifications to the extent caused by shipping, storage or handling conditions after Delivery to Sponsor hereunder.

8.4.2 Non-Conformance. In the event that any shipment of the Lilly Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to Sponsor, then unless otherwise agreed to by the Parties, Lilly shall replace such Lilly Compound as is found to have a Non-Conformance (with respect to the Lilly Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Sponsor with respect to any Lilly Compound that is found to have a Non-Conformance at the time of Delivery shall be replacement of such Lilly Compound as set forth in this Section 8.4.2.

Section 8.5. Quality Matters. Disagreements regarding any determination of Non-Conformance by Sponsor shall be resolved in accordance with the provisions of the Quality Agreement. The process for investigations of any Non-Conformance shall be handled in accordance with the Quality Agreement. Quality matters related to the manufacture of the Lilly Compound shall be governed by the terms of the Quality Agreement.

Section 8.6. Shortage; Allocation. In the event that the Lilly Compound is in short supply as a result of a manufacturing disruption, manufacturing difficulties or other Force Majeure event that Lilly believes in good faith that it will not be able to fulfill its supply obligations hereunder with respect to the Lilly Compound, Lilly will [*] to Sponsor thereof (including the shipments of Lilly Compound hereunder expected to be impacted and the quantity of Lilly Compound that Lilly reasonably determines it will be able to supply) and the Parties will [*]. In such event, Lilly shall (i) use [*] to remedy the situation giving rise to such shortage and to take action to minimize the impact of the shortage on the Study, and (ii) shall allocate to Sponsor an amount of the Lilly Compound at least proportionate to the total amount of the Lilly Compound to be delivered pursuant to this Agreement that is impacted by the shortage divided by the total demand for the Lilly Compound for the impacted time period.

Section 8.7. Audits and Inspections. Lilly shall have the right to conduct “for-cause” audits [*]. Non-Conformance issues that may lead to a “for cause” audit include, but are not limited to, [*]. Lilly shall notify Sponsor in advance of the audit and thereafter, Lilly and Sponsor shall mutually determine the timing of the audit. Each for-cause audit shall be limited to [*] auditors designated by or representing Lilly for no more than [*], except if the parties mutually agree that a longer for-cause audit period is necessary. Audits by Lilly or its designees may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 9 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 9 and shall not be disclosed to Third Party, including the FDA and any other relevant Regulatory Authority, unless required by law and only then upon prior written notice to Sponsor.

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ARTICLE 9.

CONFIDENTIALITY.

Section 9.1. Treatment of Confidential Information. Sponsor and Lilly agree to hold in confidence, and shall cause their respective Affiliates, subcontractors and designees to hold in confidence, any Confidential Information of the other Party, and neither Party shall use Confidential Information of the other Party except for the performance of the Study and for permitted uses otherwise stated in this Agreement. Neither Party shall, without the prior written permission of the other Party, disclose any Confidential Information of the other Party to any Third Party except to the extent disclosure (i) is required by Applicable Law; (ii) is pursuant to the terms of this Agreement; or (iii) is necessary for the conduct of the Study, and in each case ((i) through (iii)) provided that the disclosing Party shall provide reasonable advance notice to the other Party before making such disclosure. For the avoidance of doubt, Sponsor may, without Lilly’s consent, disclose Confidential Information to clinical trial sites and clinical trial investigators performing the Study, the data safety monitoring and advisory board relating to the Study, and Regulatory Authorities working with Sponsor on the Study, in each case only to the extent necessary for the performance of the Study, in compliance with Applicable Law, and provided that such persons (other than governmental entities) are bound by an obligation of confidentiality at least as stringent as the obligations contained herein. Either Party may, without the other Party’s consent, disclose, to the extent requested or as otherwise required by law, relevant and applicable Confidential Information to any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country having responsibility for the imposition of any tax in connection with an audit or examination of any tax return.

Section 9.2. Confidential Information with PHI. All Confidential Information containing Personal Data shall be handled in accordance with all Data Protection Laws.

ARTICLE 10.

INTELLECTUAL PROPERTY.

Section 10.1. Ownership and Licenses.

10.1.1 Subject to Section 10.2 and Section 10.3, all rights to all Inventions relating to or covering the combined use of the Sponsor Compound and the Lilly Compound or otherwise not falling under Section 10.2 or 10.3, (each a “Jointly Owned Invention”) shall belong jointly to Sponsor and Lilly and each Party hereby grants to the other Party an undivided interest in and to the Jointly Owned Inventions. For those countries where a specific license is required for a joint owner of a Jointly Owned Invention to exploit such Jointly Owned Invention in such countries, (i) Lilly hereby grants to Sponsor a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Lilly’s right, title and interest in and to all Jointly Owned Inventions to exploit such Inventions and (ii) Sponsor hereby grants to Lilly a perpetual, irrevocable,

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non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Sponsor’s right, title and interest in and to all Jointly Owned Inventions to exploit such Inventions. For clarity, the terms of this Agreement do not provide Sponsor or Lilly with any rights, title or interest or any license to the other Party’s background intellectual property except as necessary to conduct the Study and as expressly set forth in this Agreement. Each Party shall have the right to freely exploit each Jointly Owned Invention, both within and outside the scope of the Study, without accounting to or any other obligation to the other Party, and each Party may grant licenses (with a right to sublicense) to Third Parties under such Party’s interest in each Jointly Owned Invention. Ownership of all data, information and Inventions, not set forth by subject matter or otherwise in this Agreement, shall be by the inventor thereof, as determined in accordance with U.S. patent law.

10.1.2 As needed following the Effective Date, patent representatives of each of the Parties shall meet (in person or by telephone) to discuss the patenting strategy for any Jointly Owned Inventions which may arise. In particular, the Parties shall discuss which Party will file a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Jointly Owned Invention (each, a “Joint Patent Application”) and whether the Parties wish to appoint joint patent counsel. In any event, the Parties shall consult and reasonably cooperate with one another in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such patent application and shall equally share the expenses associated with the Joint Patent Applications. In the event that one Party (the “Filing Party”) wishes to file a patent application for a Jointly Owned Invention and the other Party (the “Non-filing Party”) does not want to file any patent application for such Jointly Owned Invention or does not want to file in a particular country, the Non-filing Party shall execute such documents and perform such acts at the Filing Party’s expense as may be reasonably necessary to effect an assignment of such Jointly Owned Invention to the Filing Party (in such country or all countries, as applicable) in a timely manner to allow the Filing Party to prosecute such patent application. Likewise, if a Party (the “Opting-out Party”) wishes to discontinue the prosecution and maintenance of a Joint Patent Application, the other Party, at its sole option (the “Continuing Party”), may continue such prosecution and maintenance. In such event, the Opting-out Party shall execute such documents and perform such acts at the Continuing Party’s expense as may be reasonably necessary to effect an assignment of such Joint Patent Application to the Continuing Party (in such country or all countries, as applicable) in a timely manner to allow the Continuing Party to prosecute and maintain such patent application. Any Joint Patent Application or Jointly Owned Invention so assigned shall thereafter be owned solely by the Continuing Party or Filing Party (as applicable), and any patent claiming such Jointly Owned Invention in the applicable country or countries when issued, shall not be a Joint Patent. The Filing Party or Continuing Party (as applicable) hereby grants to the Opting-out Party or Non-Filing Party (as applicable) a perpetual, irrevocable, non-exclusive, royalty-free fully paid-up license under such solely owned patent applications and patents to practice any Invention claimed therein solely for the purposes of developing and commercializing its respective Compound for use in the Combination, which license shall not be transferable or sublicensable to any Third Party except to (A) Affiliates of the Opting-out Party or Non-Filing Party (as applicable), (B) Third Parties engaged in developing, manufacturing or marketing that Party’s Compound for or on behalf of that Party or its Affiliates, and (C) any Third Party to which the Opting-out Party or Non-Filing Party (as applicable) has granted or assigned rights to such Third Party with respect to its respective Compound in the Combination.

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10.1.3 Except as expressly provided in Section 10.1.1 and in furtherance and not in limitation of Section 9.1, each Party agrees to make no patent application based on the other Party’s Confidential Information, and to give no assistance to any Third Party for such application, without the other Party’s prior written authorization.

10.1.4 Sponsor shall have the first right to initiate legal action to enforce all Joint Patents against infringement, and to protect all Jointly Owned Inventions from misappropriation, by any Third Party where such infringement or misappropriation results from the development or sale of a molecule that is a Sponsor class compound, or to defend any declaratory judgment action relating thereto, at its sole expense (subject to Section 10.1.5). In the event that Sponsor fails to initiate or defend such action within [*] after being first notified of such infringement or misappropriation, Lilly shall have the right to do so at its sole expense (subject to Section 10.1.5). Similarly, Lilly shall have the first right to initiate legal action to enforce all Joint Patents against infringement and to protect all Jointly Owned Inventions from misappropriation, by any Third Party where such infringement or misappropriation results from the development or sale of a Lilly class compound, or to defend any declaratory judgment action relating thereto, at its sole expense (subject to Section 10.1.5). In the event that Lilly fails to initiate or defend such action within [*] after being first notified of such infringement, Sponsor shall have the right to do so at its sole expense (subject to Section 10.1.5). In the event that legal action to enforce Joint Patents arises from infringement or misappropriation resulting from the development or sale of a molecule or molecules that is or includes both a Sponsor class compound and a Lilly class compound, the Parties shall work together to coordinate such action and shall share the costs and expenses of such litigation equally. For clarity, if the alleged infringer is selling or intending to sell only one of either a Sponsor class compound or a Lilly class compound, then the Parties obligation to share the costs and expenses of such litigation shall not apply.

10.1.5 If one Party brings any prosecution or enforcement action or proceeding against a Third Party with respect to any Joint Patent, the second Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit. In such case, the costs and expenses of such second Party shall be borne by such second Party, but all other costs and expenses of the litigation shall be borne by the Party bringing or defending such suit. Any damages or other monetary awards recovered shall be shared by the Parties in proportion based on their relative contributions to the total costs and expenses of the litigation. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.1.5 may not be entered into without the consent of the Party not bringing the suit.

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Section 10.2. Inventions Owned by Sponsor. Notwithstanding Section 10.1, the Parties agree that all rights to Inventions relating primarily to the Sponsor Compound and not materially to the Lilly Compound are the exclusive property of Sponsor. Sponsor shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention. For the avoidance of doubt, any Invention generically encompassing the Sponsor Compound (and not any Lilly proprietary compound including the Lilly Compound) within its scope, even where the Sponsor Compound is not disclosed per se, is the exclusive property of Sponsor.

Section 10.3. Inventions Owned by Lilly. Notwithstanding Section 10.1, the Parties agree that all rights to Inventions relating primarily to the Lilly Compound and not materially to the Sponsor Compound are the exclusive property of Lilly. Lilly shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention. For the avoidance of doubt, any Invention generically encompassing the Lilly Compound (and not any Sponsor proprietary compound including the Sponsor Compound) within its scope, even where the Lilly Compound is not disclosed per se, is the exclusive property of Lilly.

Section 10.4. Mutual Freedom to Operate for Combination Inventions.

10.4.1 Sponsor hereby grants to Lilly a perpetual, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, to any patent owned or controlled by Sponsor which (a) covers an Invention under this Agreement and (b) claims the Combination, in order to practice such Combination for all purposes. For clarity, the foregoing license (a) is limited to claims of any such patent that cover the Combination only (and not any other compounds), (b) is solely intended to provide Lilly with the ability to include the Sponsor Compound on the label for the Lilly Compound, and (c) does not include any rights to make, use, sell, offer for sale or import the Sponsor Compound (other than including the Sponsor Compound on the label for the Lilly Compound).

10.4.2 Lilly hereby grants to Sponsor a non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, to any patent owned or controlled by Lilly which (a) covers an Invention under this Agreement and (b) claims the Combination, in order to practice such Combination for all purposes. For clarity, the foregoing license (a) is limited to claims of any such patent that cover the Combination only (and not any other compounds), (b) is solely intended to provide Sponsor with the ability to include the Lilly Compound on the label for the Sponsor Compound, and (c) does not include any rights to make, use, sell, offer for sale or import the Lilly Compound (other than including the Lilly Compound on the label for the Sponsor Compound).

10.4.3 For clarity, the terms of this Section 10.4 do not provide Lilly or Sponsor with any rights, title or interest or any license to the other Party’s background intellectual property which does not claim the Combination (i.e., intellectual property owned or licensed by either Party which does not constitute an Invention and does not claim the Combination) except as necessary to conduct the Study.

ARTICLE 11.

REPRINTS AND RIGHTS OF CROSS-REFERENCE.

Consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Study which disclose the name of a Party, provided such use does not constitute an endorsement of any commercial product or service by the other Party.

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ARTICLE 12.

PRESS RELEASES AND PUBLICATIONS.

Section 12.1. Public Announcements. Unless otherwise required by Applicable Law, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party. To the extent a Party desires to make such public announcement, such Party shall provide the other Party with a draft thereof at least [*] prior to the date on which such Party would like to make the public announcement.

Section 12.2. Registration of Clinical Trial. To the extent required by Applicable Law or Lilly’s policies, Sponsor will register the Study with the Clinical Trials Registry located at www.clinicaltrials.gov. The Parties are committed to timely publication of the results following Study Completion, after taking appropriate action to secure intellectual property rights (if any) arising from the Study. The publication of the results of the Study will be in accordance with the Protocol. Each Party agrees not to publish any results of the Study involving the other Party’s Compound prior to the timely publication of such Study results in accordance with this Agreement.

Section 12.3. Publication. Lilly and Sponsor shall have the right to jointly publish and present the results from the Study, including the conclusions and outcomes of the Study (the “Results”), as mutually determined by the Parties as soon as reasonably practicable following the completion of the Study. Authorship of any publication shall be determined based on authorship criteria under the ICMJE (International Committee of Medical Journal Editors) and following the principles of current Good Publications Practices at the time of the proposed disclosure, publication or presentation. The Parties agree that they shall prevent any publication of a press release that could jeopardize the future publication of Results or Clinical Data at a scientific conference or in a scientific journal but in no way will this or any other provision of this Agreement supersede the requirements of any Applicable Law or the rules or regulations of any securities exchange or listing entity on which a Party’s stock is listed (including any such rule or regulation that may require a Party to make public disclosures about interim results of the Study). The publication strategy for the joint publication [*], shall be mutually approved by the Parties. Following the joint publication (or the Parties decision not to issue a joint publication or to permit an earlier publication), each Party shall have the right to publicly disclose, publish or present the Results, provided, each Party shall use reasonable efforts to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. Each Party may issue a press release related to any scientific presentation or publication regarding the Study in a form mutually agreed to by the Parties.

Section 12.4. Review of Materials. Sponsor agrees that prior to submission of the results of the Study for publication or presentation or any other dissemination of results including oral dissemination, Sponsor shall invite Lilly to comment on the content of the material to be published or presented according to the following procedure:

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12.4.1 At least [*] prior to submission for publication of any paper, letter or any other publication, or [*] prior to submission for presentation of any abstract, poster, talk or any other presentation, Sponsor shall provide to Lilly the full details of the proposed publication or presentation in an electronic version. Upon written request from Lilly, Sponsor agrees not to submit data for publication/presentation for an additional [*] in order to allow for actions to be taken to preserve Lilly’s intellectual property rights.

12.4.2 Sponsor shall give reasonable consideration to any request by Lilly made within the periods mentioned in clause (i) above to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication.

12.4.3 Sponsor shall remove all Confidential Information of Lilly before finalizing the publication.

Section 12.5. Acknowledgments. Each Party agrees to identify and acknowledge the other Party’s support in any publication or presentation of the results of the Study.

ARTICLE 13.

DISCLAIMERS.

Section 13.1. No Guaranteed Results. Neither Party undertakes that the Study shall lead to any particular result and both Parties agree and understand that the success of the Study is not guaranteed. Neither Party accepts any responsibility for any use of the Clinical Data by the other Party nor for advice or information given in connection therewith.

Section 13.2. Ethical Business Practices. Each Party represents and warrants to the other Party that neither it nor its Affiliates will make any payment, either directly or indirectly, of money or other assets, including the value a Party derives from this Agreement or the DSA (collectively a “Payment”), to government or political party officials, officials of International Public Organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (collectively “Officials”) where such Payment would constitute violation of any law, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. In addition, regardless of legality, neither Party nor its Affiliates will make any Payment either directly or indirectly to Officials if such Payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement. All activities will be conducted in compliance with the U.S. False Claims Act and the U.S. Anti-Kickback Statute.

Section 13.3. NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, LILLY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE LILLY COMPOUND.

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ARTICLE 14.

INSURANCE AND INDEMNIFICATION.

Section 14.1. Insurance. Sponsor warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. Upon request, Sponsor shall provide Lilly evidence of such insurance.

Section 14.2. Indemnification.

14.2.1 Indemnification by Sponsor. Sponsor agrees to defend, indemnify and hold harmless Lilly, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any claim (including but not limited to any claims for personal injury, death, or property damage), proceeding, or investigation by a Third Party arising out of this Agreement or the Study (a “Liability”), except to the extent that such Liability (A) was directly caused by (i) negligence or willful misconduct on the part of Lilly (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Lilly of any of its representations and warranties or any other covenants or obligations of Lilly under this Agreement; or (iii) a breach of Applicable Law by Lilly; or (B) [*].

14.2.2 Indemnification by Lilly. Lilly agrees to defend, indemnify and hold harmless Sponsor, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any Liability to the extent that such Liability (A) was directly caused by (i) sole negligence or willful misconduct on the part of Lilly (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Lilly of any of its representations and warranties or any other covenants or obligations of Lilly under this Agreement; or (iii) a breach of Applicable Law by Lilly; or (B) [*].

14.2.3 Procedure. The obligations of Lilly and Sponsor under this Section 14.2 are conditioned upon the delivery of written notice to Lilly or Sponsor, as the case might be, of any potential Liability within [*] after a Party becomes aware of such potential Liability. A Party will have the right to assume the defense of any suit or claim related to the Liability (using counsel reasonably satisfactory to the other Party) if it has assumed responsibility for the suit or claim in writing. The other Party may participate in (but not control) the defense thereof at its sole cost and expense. The Party controlling such defense (the “Defending Party”) shall keep the other Party (the “Other Party”) advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the Other Party with respect thereto. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Other Party, which shall not be unreasonably withheld. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Other Party from all liability with respect thereto or that imposes any liability or obligation on the Other Party without the prior written consent of the Other Party.

Section 14.3. Study Subjects. Sponsor shall not offer compensation on behalf of Lilly to any Study subject or bind Lilly to any indemnification obligations in favor of any Study subject.

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ARTICLE 15.

MISCELLANEOUS

Section 15.1. Use of Name. Except as expressly provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

Section 15.2. Force Majeure. If in the performance of this Agreement, one of the Parties is prevented, hindered or delayed by reason of any cause beyond such Party’s reasonable control (e.g., war, riots, fire, widespread disease or pandemic (such as COVID-19), acts of governmental authorities (such as quarantines or business shutdowns or other limitations on business operations, or other laws, regulations or orders to address other events or circumstances that would be a Force Majeure under this Agreement), riots or protests, cyberattacks (such as hacking, viruses, ransomware or other compromises to IP systems), strikes, supply chain issues, governmental laws), such Party shall be excused from performance to the extent that it is necessarily prevented, hindered or delayed (“Force Majeure”). The non-performing Party will notify the other Party of such Force Majeure within [*] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party will use commercially reasonable efforts to remedy its inability to perform.

Section 15.3. Entire Agreement; Modification. The Parties agree to the full and complete performance of the mutual covenants contained in this Agreement. This Agreement, together with the Related Agreements, constitutes the sole, full and complete agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto.

Section 15.4. Prevailing Terms. In the event of a conflict between this Agreement and the Pharmacovigilance Agreement or the exhibits and appendices attached thereto, the Pharmacovigilance Agreement shall control solely with respect to pharmacovigilance-specific matters and this Agreement shall control in all other respects. In the event of a conflict between this Agreement and the Quality Agreement or the exhibits and appendices attached thereto, the Quality Agreement shall control solely with respect to quality-specific matters and this Agreement shall control in all other respects. In the event of a conflict between this Agreement and the DSA or the exhibits and appendices attached thereto, the DSA shall control solely with respect to development management service-specific matters and this Agreement shall control in all other respects.

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Section 15.5. Assignment and Significant Transactions.

15.5.1 Neither Party will assign any right or delegate any obligation under this Agreement without the prior written consent of the other Party, not to be unreasonably withheld; provided, however, that either Party may, without such consent, but with notice to the other Party, assign this Agreement, in whole or in part:

(a) in connection with the transfer or sale of all or substantially all of its assets or the line of business to which this Agreement relates;

(b) to a successor entity or acquirer in the event of a merger, consolidation or change of control involving such Party; or

(c) to any Affiliate.

Any purported assignment in violation of the preceding sentence will be void.

15.5.2 Any permitted assignee will assume the rights and obligations of its assignor under this Agreement and any permitted assignment shall not release the assigning Party from its obligations under this Agreement. Notwithstanding anything express or implied in the foregoing provisions of this Section 15.5, in the event of the assignment by Sponsor of this Agreement, in whole or in part, pursuant to foregoing clauses 15.5.1(a), (b) or (c) to a successor entity, acquirer or Affiliate that is [*], then Lilly shall have the right [*].

15.5.3 If Sponsor undergoes a Significant Transaction in which [*].

Section 15.6. Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. In lieu of the illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid and enforceable to carry out as nearly as practicable the original intention of the entire Agreement.

Section 15.7. Dispute Resolution and Jurisdiction. The Parties shall attempt in good faith to settle all disputes arising out of or in connection with this Agreement in an amicable manner. Any claim, dispute or controversy arising out of or relating to this Agreement, including the breach, termination or validity hereof or thereof (each, a “Dispute”), shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to its choice of law principles.

Section 15.8. Notices. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile or email, as applicable, (and promptly confirmed by personal delivery or overnight courier), or sent by internationally recognized overnight courier sent to the addresses below or to such other address as provided in accordance with this Section 15.8; provided however that day-to-day operational matters, shall be addressed to individuals set forth on Appendix A. Each Party may also provide a courtesy copy of any such notice by e-mail (which copy shall not constitute notice):

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If to Lilly, to:	Eli Lilly & Company
Lilly Corporate Center
[*]

With a copy to:	Eli Lilly & Company
Lilly Corporate Center
[*]

If to Sponsor, to:	BioAge Labs, Inc.
[*]

With a copy to:	BioAge Labs, Inc.
[*]

Section 15.9. Relationship of the Parties. The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, which are binding on the other Party, except with the prior written consent of the other Party to do so. All persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

Section 15.10. Counterparts and Due Execution. This Agreement, any amendment and Related Agreements may be executed in two (2) or more counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, electronic signatures (such as DocuSign), facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

Section 15.11. Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. References to “Article,” “Section” or “Appendix” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

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IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

SPONSOR

By:	/s/ Kristen Forney
Name: Kristen Fortney
Title: CEO

ELI LILLY AND COMPANY

By:	/s/ Nisha Nanda
Name:	Nisha Nanda
Title:	Group Vice President, External Innovation

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Appendix A

SUPPLY OF LILLY COMPOUND

[*]

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